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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to the AltoCom, Inc. 1997 Stock Plan and the HotHaus Technologies Inc. Incentive Stock Option Plan, of our report dated January 26, 1999 (except for Note 2 as to which the date is May 31, 1999, and Notes 9 and 13 as to which the date is August 31, 1999) with respect to the consolidated financial statements of Broadcom Corporation included in its Current Report on Form 8-K dated September 17, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Orange County, California
September 21, 1999